EXHIBIT 99.2

HEAT BIOLOGICS, INC. PRICES $12,000,000 PUBLIC OFFERING

Durham, NC – November 21, 2018 – Heat Biologics, Inc. (“Heat”) (NASDAQ: HTBX), a biopharmaceutical company developing immunotherapies with the goal of activating a patient’s immune system against cancer through T-cell activation, today announced the pricing of an underwritten public offering consisting of 8,000,000 shares of Common Stock together with Warrants to purchase 4,000,000 shares of Common Stock at a combined price to the public of $1.50. The gross proceeds to the Company from this offering are expected to be approximately $12,000,000 before deducting underwriting discounts, commissions and other offering expenses. The Warrants will have an exercise price of $1.65, will be exercisable upon issuance and will expire five years from the date of issuance. Heat Biologics, Inc. has granted the underwriter a 45-day option to purchase additional shares of Common Stock and/or additional Warrants to cover over-allotments, if any. The offering is expected to close on November 26, 2018, subject to customary closing conditions.

A.G.P./Alliance Global Partners is acting as the sole book-running manager for the offering.

CIM Securities, LLC is acting as a financial advisor to Heat Biologics in connection with the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-221201) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.  Electronic copies of the y prospectus supplement and accompanying prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2006 or email: prospectus@allianceg.com. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Heat Biologics, Inc. has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about Heat Biologics, Inc. and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Heat Biologics

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient’s immune system against cancer using of CD8+ “Killer” T-cells. Our T-Cell Activation Platform (TCAP) produces therapies designed to turn “cold” tumors “hot” and be administered in combination with checkpoint inhibitors and other immuno-modulators to increase their effectiveness. HS-110 is our first biologic product candidate in a series of proprietary immunotherapies designed to stimulate a patient’s own T-cells to attack cancer. Our ComPACT™ technology is a dual-acting immunotherapy designed to deliver T-cell activation and co-stimulation in a single product. We are currently enrolling patients in our Phase 2 clinical trial for advanced non-small cell lung cancer, in combination with Bristol-Myers Squibb’s nivolumab (Opdivo®). Pelican Therapeutics, a subsidiary of Heat, is focused on the development of co-stimulatory monoclonal antibody and fusion protein-based therapies designed to activate the immune system. We also have numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements regarding the proposed public offering as well as Heat's ongoing clinical programs and potential licensing or acquisition of assets. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including market conditions, whether the proposed offering is completed, the satisfaction of customary closing conditions related to the proposed offering, the success of Heat’s clinical programs, the ability to locate suitable licensing and acquisition targets, and the other factors described in Heat's filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

Heat Biologics

+1 919 289 4017

investorrelations@heatbio.com